EXHIBIT 99.1

Profound Medical Announces Upcoming Investor Events

TORONTO, Jan. 27, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue, is pleased to announce its participation in the following investor events in February.

  Lake Street Life-Sciences Invitational: Profound is scheduled to participate in a series of one-on-one meetings February 4th-5th in Scottsdale, AZ.
  BTIG 13th Annual MedTech, Digital Health, Life Science & Diagnostic Tools Conference: The Company is scheduled to participate in a series of one-on-one meetings February 10th-11th in Snowbird, UT.

Due to the format of the events, no webcasts will be available.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA Procedure™, performed using the TULSA-PRO system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. The TULSA Procedure employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. The TULSA Procedure is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with the TULSA Procedure. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids, adenomyosis, pain palliation of bone metastases, desmoid tumors and osteoid osteoma. Sonalleve has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849